Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of the ____ day of October 2023

AMONG

LITHIUM AMERICAS CORP. (Incorporation No. BC1397468), a British Columbia corporation (“New LAC” or the “Employer”)

and

KELVIN DUSHNISKY, an individual residing in the Province of Ontario, (the “Executive”)

WHEREAS New LAC wishes to offer the Executive employment on the terms and conditions set out in this Agreement, which the Executive wishes to accept, all as further described herein.

AND WHEREAS the Executive has been selected by New LAC as a candidate for employment.

AND WHEREAS New LAC is offering employment to the Executive to take effect on the Effective Date (as defined below).

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

Article 1

INTERPRETATION

1.01.
Definitions

In this Agreement, in addition to the terms defined above, the following definitions apply:

“Affiliate” of any Person means, at the time the determination is being made, any other Person Controlling, Controlled by, or under common Control with, that Person, whether directly or indirectly.

“Board” means the board of directors of the Employer.

“Business” means the business of exploration, development, production and sales of lithium, lithium-based products and related by-products and other minerals.

“Cause” exists in the following circumstances:

(a)
the Executive willfully refuses to perform the services to be performed by Executive in the ordinary course of performance of Executive’s duties hereunder;
(b)
there is persistent, unsatisfactory performance by the Executive of the Executive’s duties hereunder;
(c)
the Executive knowingly or willfully breaches a material term of this Agreement or any other agreement between the Executive and the Employer;
(d)
the Executive engages in an act of dishonesty or fraud in connection with providing services hereunder;
(e)
the Executive engages in other misconduct of such a nature that the continued employment of the Executive may, in the Employer’s discretion, reasonably be expected to adversely affect the business, assets, properties or reputation of the Employer;
(f)
the Executive fails to comply with the Compensation Recovery Policy (as defined herein);
(g)
the Executive is not elected to the Board, despite the Employer’s compliance with Section 2.06 hereof; or
(h)
the Executive engages in any other act or omission that constitutes just cause for termination of the Executive’s employment under the common law applicable in Ontario.

“Change of Control” means, with respect to New LAC:

(a)
as a result of or in connection with the election of directors, greater than 50% of the people who were directors (or who were entitled under a contractual arrangement to be directors) of New LAC before the election cease to constitute a majority of the Board, unless the new directors have been nominated by management or approved of by a majority of the previously serving directors;
(b)
any transaction at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert as a single control group or any affiliate (other than a wholly-owned subsidiary of the New LAC or in connection with a reorganization of New LAC), or any one or more directors thereof, hereafter “beneficially owns” (as defined in the Business Corporations Act (British Columbia)) directly or indirectly, or acquires the right to exercise control or direction over, voting securities of New LAC representing greater than 50% of the then issued and outstanding voting securities of New LAC, as the case may be, in any manner whatsoever;

(c)
the occurrence of a transaction requiring approval of New LAC’s shareholders whereby New LAC is acquired through consolidation, merger, exchange of securities involving all of New LAC’s voting securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any Person or any group of two or more Persons acting jointly or in concert (other than a short-form
(d)
amalgamation of New LAC or an exchange of securities with a wholly-owned subsidiary of New LAC or a reorganization of New LAC); or
(e)
any transaction or series of transactions which result in New LAC’s securities no longer trading on at least any one of the following: the TSX, New York Stock Exchange, any successor to either of the foregoing or any comparable securities exchange or published marketplace; or
(f)
any sale, lease, exchange, or other disposition of all or substantially all of the assets of New LAC other than in the ordinary course of business;

“Compete” means to undertake, carry on, be engaged in, have any financial or other interest in, provide any financial assistance to, guarantee the debts or obligations of, provide any consulting or advisory services to, permit its name or any part of its name to be used by, be employed by, be associated with, or be otherwise involved in, the Business of a Person that competes with New LAC, and “Competitive” has a comparable meaning.

“Confidential Information” means all information that the parties would reasonably expect to be treated as confidential and any derivative of that information relating to the Business, but does not include information that is or becomes publicly known through no wrongful act of the recipient. For purposes of this Agreement, “Confidential Information” shall include, but is not limited to, any scientific or technical information, assays, samples, designs, processes, procedures, formulas, financial information or data, business records, notes, memoranda, ideas, methods, business plans or models, techniques, systems or information systems, patents or patent applications, devices, computer programs or software, writings, reports, research, customer or vendor lists or identities, and personnel information.

“Control” means the direct or indirect power to direct the management and policies, business, or affairs of a person whether through the ownership of voting securities, by contract, or otherwise, and for a corporation, has the meaning given to that team in the Business Corporations Act (British Columbia), and the terms “Controlled” and “Controlling” have comparable meanings.

“Disability” means the Executive’s inability, by reason of illness, disease, mental or physical condition or similar cause as determined by a qualified medical practitioner, with or without reasonable accommodation, to fulfill the Executive’s essential duties, responsibilities and obligations under this Agreement, which inability is expected to continue for the foreseeable future.

“Effective Date” means October 3, 2023 or such other date as mutually agreed by the parties.

“Geographic Area” means the geographic area where the Employer and Lithium Nevada are actively engaged in the Business including but not limited to the states of Nevada, California and Maine, the provinces of Ontario, Quebec and Manitoba, and the Northwest Territories.

“Good Reason” means:

(a)
the failure of the Employer to pay any amount due to the Executive hereunder, which failure persists for fifteen (15) days after the Employer receives the Executive’s request for payment,
(b)
any material adverse change in the Executive’s
(i)
Base Salary (as defined herein), position and/or responsibilities implemented by the Employer without the Executive’s consent; or
(ii)
benefits (other than changes that affect other management executives of the Employer to the same or a comparable extent) without the Executive’s consent, or
(c)
the Employer’s material breach of this Agreement, which breach has not been cured by the Employer as provided below.

Subject to Section 7.04 of this Agreement, in the event of the occurrence of a condition listed above, the Executive must provide written notice to the Employer, specifying in reasonable detail the circumstances constituting “Good Reason” in the Executive’s view, within thirty (30) days of the occurrence of a condition listed above and allow the Employer thirty (30) days in which to cure such condition. Additionally, in the event the Employer fails to cure the condition within the cure period provided, the Executive must terminate employment with the Employer within thirty (30) days of the end of the cure period.

“Intellectual Property” means all Intellectual Property Rights of the Employer and their subsidiaries arising in, from or in connection with, and that are within the scope of, the Executive’s employment.

“Intellectual Property Rights” includes all

(a)
patents, trademarks, trade names, service marks and logos, websites and domain names, and copyrights,
(b)
schematics, industrial models, blueprints, drawings and designs, inventions, know how, trade secrets, computer software programs, database rights, instruction manuals, formulae, processes, and other intangible proprietary information, and
(c)
applications and registrations of, and all rights to register, any of them worldwide.

“Notice” means any notice, request, direction, or other document that a party can or must make or give under this Agreement.

“Person” includes any individual and any corporation, company, partnership, governmental authority, joint venture, association, trust, or other entity.

“Termination Date” means the date on which the Executive ceases to be an employee of the Employer for any reason, whether lawful or otherwise (including, without limitation, by reason of resignation, termination for Cause, termination without Cause, death, frustration of contract, Disability or constructive dismissal), without regard to any pay in lieu of notice (whether by lump sum or salary continuance), benefits continuation, or other termination or severance payments or benefits which the Employee may then receive or be entitled to receive, whether pursuant to contract, the common law or otherwise.

“TSX” Toronto Stock Exchange.

1.02.
Headings

The headings used in this Agreement and its division into articles, sections, schedules, exhibits, appendices, and other subdivisions do not affect its interpretation.

Article 2

TERMS OF EMPLOYMENT

2.01.
Employment of Executive

The Employer employs the Executive and the Executive accepts employment with the Employer upon the terms and conditions of this Agreement, commencing on the Effective Date. The Executive acknowledges and agrees that the Executive is a fiduciary and owes fiduciary duties to the Employer that are not extinguished by this Agreement.

2.02.
Position

The Executive shall serve as Executive Chairman, with accountability and reporting to the Board. The Executive agrees to work as many hours as are necessary to fulfil the duties and responsibilities of his position.

2.03.
Duties

The Executive shall perform all duties and exercise the authority commensurate with the position of Executive Chairman. These duties, responsibilities and reporting relationship may be amended from time to time at the Employer’s reasonable discretion.

2.04.
Place of performance

The Executive will primarily work out of the Executive’s home office based in Ontario. The Executive acknowledges and agrees that they may be required to travel frequently, domestically and internationally, in support of the Employer’s operations. The Executive represents and warrants that the Executive is able to work lawfully in Canada, holds a valid passport and agrees to maintain a current passport as a condition of continued employment.

2.05.
Compliance with policies and procedures

The Executive shall comply with the Employer’s lawful policies and procedures, as they exist from time to time (including but not limited to, any code of ethics or business conduct and any disclosure or insider trading policy). The Employer reserves the right to modify its policies and rules from time to time in its sole and exclusive discretion.

2.06.
Nomination for Election

Provided the Executive is employed as Executive Chairman by the Employer, the Employer shall (i) nominate the Executive for election to the Board and include the Executive in any management information circular relating to any election of members of the Board, (ii) recommend (and reflect such recommendation in any management information circular relating to any election of members of the Board) that the shareholders of the Employer vote to elect the Executive as a member of the Board for a term of office expiring at the subsequent annual meeting of the shareholders, and (iii) use reasonable commercial efforts to solicit, obtain proxies in favour of and otherwise support the election of the Executive at the applicable meeting of shareholders at which individuals are to be elected to the Board, each in a manner no less favourable than the manner in which the Employer supports management’s other nominees for election to the Board at the applicable meeting of shareholders.

2.07.
Outside activities

The Executive may serve on civic or charitable boards or committees, and engage in charitable activities and community affairs, and with the prior written approval of the Board, may engage in paid work for a third party or render business services to a third party, provided that any such activities do not materially interfere with the proper performance by the Executive of their duties and responsibilities under this Agreement. The Executive currently serves as Non-Executive Chair of a publicly listed TSX company and as an independent non-executive director on two other company boards of directors. Requests by the Executive to serve on any other company board must be pre-approved in writing by the Board. The Executive will not be permitted to serve on any boards of directors of an entity whose business is Competitive with, or which otherwise could reasonably be expected to conflict with, the Employer.

Article 3

COMPENSATION

3.01.
Base Salary

The Employer shall pay the Executive an annual base salary (the “Base Salary”) of US$590,000 less applicable deductions and withholdings, on an incremental basis according to the Employer’s payroll practices. The Base Salary will be reviewed annually and may or may not change, in the Board’s sole discretion. The Base Salary is exclusive of and independent from the benefits described in Article 4 below.

3.02.
One-Time Signing Equity Award

Subject to the Employer’s Incentive Compensation Recovery Policy (the “Compensation Recovery Policy”), the Executive will receive a one-time equity award in the form of Restricted Share Units (“RSUs”), with a grant date fair value of US$1,770,000 (equivalent to 300% of Executive’s initial Base Salary), with granting to occur on a date (the “Grant Date”) acceptable to the Employer, acting reasonably, and in any event no later than one month immediately following the Effective Date, subject in all cases to compliance with applicable laws, and will vest as follows, provided that Executive’s Termination Date (as defined below) has not occurred prior to each applicable date:

(a)
20% shall vest immediately as of the Grant Date, and
(b)
20% shall vest at the expiration of 12 months after the Grant Date, but no later than October 31, 2024, and
(c)
20% shall vest at the expiration of 24 months after the Grant Date, but no later than October 31, 2025, and
(d)
20% shall vest at the expiration of 36 months after the Grant Date, but no later than October 31, 2026, and
(e)
20% shall vest at the expiration of 48 months after the Grant Date, but no later than October 31, 2027.

This one-time equity grant will be governed by New LAC’s Incentive Plan (the “Plan”) and any applicable award agreement. It is understood and agreed that the Executive shall have no entitlement to continued vesting or any other entitlements under the Plan following the Termination Date, except as may be expressly required by the ESA (as defined below) and the Executive waives any claim to damages in respect thereof, whether related or attributable to any contractual or common law termination entitlements or otherwise.

3.03.
Short-Term Incentive and Long-Term Incentive Compensation

Subject to the Compensation Recovery Policy, the Executive will be eligible for annual short-term incentive (“STI”) compensation (“STI Bonus”) and long-term incentive (“LTI”) compensation in recognition of achieving individual and corporate milestones under New LAC’s Performance Management Program (the “Program”), as determined and approved by the Board on an annual basis, and as may be amended from time to time in their sole discretion, as follows:

(a)
Short-Term Incentive. The Executive will be eligible for annual performance-based STI incentive compensation valued at a target rate of 100% of the Executive’s Base Salary for the year in which the incentive compensation is being awarded (“Target STI Bonus”), comprised of a combination of cash and/or RSUs or other equity-based grants awarded under the Plan and/or the Program, as determined and approved by the Board; and

(b)
Long-Term Incentive: The Executive will also be eligible for annual discretionary LTI incentive compensation at a target rate of 100% of the Executive’s Base Salary for the year in which the incentive compensation is being awarded (“Target LTI Bonus”) in the form of RSUs and/or Performance Share Units or other equity-based grants awarded under the Plan, as determined and approved by the Board.

The grant, exercise, expiry and all other terms of equity awards to the Executive shall be governed exclusively by the Plan and any equity grant agreement between New LAC and the Executive (the “Grant Agreement”). The Executive’s Target STI Bonus and Target LTI Bonus will be reviewed periodically and may vary subject to the Board’s recommendation and approval.

STI and LTI awards are not guaranteed and instead are dependent on the Executive’s and New LAC’s actual performance each calendar year in accordance with the Plan and the Program, as approved by the Board. The Executive’s Target STI Bonus and Target LTI Bonus is not a guaranteed amount, and payments or equity awards, if any, can range from 0.200% of the target in a given year. The Executive acknowledges that (i) the terms and criterion to determine STI and LTI awards may change each calendar year at the sole discretion of the Board; (ii) the Executive has no expectation of an STI or LTI payment or equity grant in any calendar year while employed by New LAC — or that such STI or LTI will be any particular amount or number; (iii) the amount of the STI or LIT payment or equity grant, if any, that the Executive may be awarded may change from calendar year to calendar year based on performance by the Executive and New LAC; (iv) any STI or LTI award paid or issued to the Executive does not form part of the Executive’s regular wages; (v) the Compensation Recovery Policy may require the Executive to repay compensation received by the Executive pursuant to New LAC’s STI or LTI programs to ensure good corporate governance and compliance with applicable laws; and (vi) the Executive’s Termination Date must not have occurred prior to the date the discretionary STI or LTI is actually paid or issued in order to receive it, unless otherwise provided in this Agreement, the Plan, the Grant Agreement or the ESA. For certainty, it is understood and agreed that the Executive shall have no entitlements under the STI or LTI pro~~g~~rams following the Termination Date, except as may be expressly required by the ESA (as defined below) and the Executive waives any claim to damages in respect thereof, whether related or attributable to any contractual or common law termination entitlements or otherwise.

3.04.
No Further Compensation

Except as set forth in this Agreement, the Executive shall be neither eligible nor entitled to any compensation for service on the Board, including, as applicable and without limitation, any meeting attendance fees, committee membership or committee chair retainers, or compensation for participation on any ad hoc committees of the Board.

Article 4

BENEFITS

4.01 Vacation

The Executive will be entitled to vacation in accordance with the Ontario Employment Standards Act, 2000 (“ESA”) and subject to the accrual rates and requirements specified by the Employer’s then-in effect Vacation and Leave Policy. Unused vacation will carry over from one year to the next to the minimum extent required by the ESA.

4.02 Benefits

The Executive will be eligible to participate in the standard benefits package that the Employer makes available generally to its other Canada-based senior executives from time to time, including healthcare, dental, vision, life insurance, accidental death & dismemberment and disability coverage, subject to the terms and conditions of such insurance policies as may be amended from time to time.

4.03 Directors’ and officers’ insurance

The Executive will be entitled to coverage under the Employer’s directors’ and officers’ insurance policy on a basis that is no less favorable than the coverage provided to any other director or officer. The Executive’s entitlement to coverage and payments under any such plan is subject to the consent of the insurer and the terms of the applicable insurance policy.

4.04 Business expenses

The Employer shall promptly reimburse the Executive for all reasonable and customary business expenses (including for all authorized travel, out-of-pocket expenses and office equipment, including Internet and phone services) that the Executive incurs in performing their employment services and that are incurred and accounted for in accordance with the Employer’s policies and procedures. The Executive shall furnish any statements, receipts, invoices and other documentation that the Employer may reasonably require in order to process such reimbursements.

Article 5

EXECUTIVE’S COVENANTS

5.01 No infringement of third parties’ rights

In the performance of their duties for the Employer, the Executive shall not:

(a) improperly bring to the Employer or use any trade secrets, confidential information or other proprietary information of any third party, or

(b) infringe the Intellectual Property Rights of any third party.

5.02 Assignment of Employer Intellectual Property

The Executive hereby assigns and agrees to assign to the Employer all rights, if any, in or to Employer Intellectual Property that may accrue to the Executive during the term of this Agreement.

5.03 Waiver of moral rights

The Executive irrevocably waives, in favor of the Employer, all moral rights arising under applicable copyright legislation, or at common law, to the full extent that those rights may be waived in each jurisdiction, that the Executive may have now or in the future with respect to the Intellectual Property.

5.04 Obligation of confidentiality regarding Confidential Information

The Executive acknowledges and agrees that during their employment, the Executive has been entrusted with and had access to Confidential Information, the improper disclosure of which to any Person that directly or indirectly competes against the Employer or to the general public would be highly detrimental to the Employer’s legitimate business interests. The Executive agrees, except as may be compelled by applicable law or pursuant to a valid court order, to keep strictly confidential and not to directly or indirectly disclose by any means or methods whatsoever to any third person or business entity, all Confidential Information and/or trade secrets of any Employer company except to the extent generally known to the public and in the public domain through no fault of the Executive. The Executive further agrees not to use the Confidential Information for any purpose that is not related to the performance of their duties and responsibilities on behalf of the Employer.

5.05 Use of Confidential Information

The Executive shall use the Confidential Information solely in connection with the performance of the Executive’s duties and responsibilities.

5.06 Required Disclosure of Confidential Information

Subject to Section 8.04, the Executive shall disclose Confidential Information to a third party if it is required to do so by Law but only if before that disclosure the Executive, to the extent permitted by Law,

(a) gives the Board notice to allow it a reasonable opportunity to either seek a protective order. or other appropriate remedy or to waive the Executive’s compliance with this section,

(b) reasonably cooperate with the Employer, at the Employer’s expense, in its best efforts to obtain a protective order or other appropriate remedy,

(c) discloses only that portion of the Confidential Information that it is advised by written opinion of its counsel, addressed to both parties, is legally required to be disclosed, and

(d) uses reasonable efforts to obtain reliable written assurance from the third party that the Confidential Information will be kept confidential.

Article 6

ACKNOWLEDGMENTS

6.01 Employer Intellectual Property

The Intellectual Property is the sole and exclusive property of the Employer and its subsidiaries. The Executive shall not assert any rights against the Employer or its subsidiaries or any third party in connection with any Intellectual Property.

6.02 Construction of terms

The parties have each participated in settling the terms of this Agreement. Any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party will not apply in interpreting this Agreement.

6.03 Independent legal advice

(a) Review of agreement. The Executive has had full opportunity to review this Agreement and fully understands the terms of, and the nature and effect of its obligations under, this Agreement.

(b) Obtained Independent Legal Advice. The Executive has had full opportunity to obtain independent legal advice relating to this Agreement.

Article 7

TERMINATION

7.01 Grounds for termination

The Executive’s employment may be terminated at any time only as follows:

(a) Termination upon Death. The Executive’s employment terminates upon the Executive’s death.

(b) Termination by Employer for Disability. The Employer may terminate the Executive’s employment upon the Executive’s Disability by providing the Executive with written notice of such termination and the severance benefits set out in this Agreement.

(c) Termination by Employer for Cause. The Employer may terminate the Executive’s employment for Cause; provided, however, that to the extent that the Cause relied upon by the Employer does not disqualify the Executive from the Executive’s entitlements under the ESA, the Employer will provide the Executive with if and as applicable) the minimum amount of notice or pay in lieu of notice (or combination thereof), benefits continuation, severance pay, vacation pay and other minimum entitlements that are required to be provided to the Employee upon such termination pursuant to the ESA, which will satisfy all of the Employer’s obligations to the Executive in relation to the termination of the Executive’s employment for Cause, and the Executive will not have any further entitlements in respect thereof from the Employer, whether pursuant to the common law or otherwise.

(d) Termination by Employer without Cause. The Employer may terminate the Executive’s employment at any time without Cause by providing the Executive with written notice of such termination and the severance benefits set out in this Agreement.

(e) Termination by Executive for Good Reason. The Executive may terminate the Executive’s employment for Good Reason by giving the Employer written notice of such Good Reason termination.

(f) Termination by Executive’s resignation. The Executive may voluntarily terminate the Executive’s employment with the Employer at any time by giving the Employer twelve (12) weeks of prior written notice of termination. The Employer may waive this notice period in whole or in part and opt to pay the Executive’s wages for the notice period the Executive has provided, without the Executive performing further services for the Employer. The Executive understands and agrees that such a choice by the Employer to accept the Executive’s resignation sooner and pay the Executive’s wages for the notice period shall not constitute an actual or constructive termination of employment.

7.02 Severance benefits

If the Executive’s employment terminates because of Disability or without Cause or for Good Reason, the Executive will be entitled to the following (subject to Section 7.06):

(a) Compensation. The Employer shall provide the Executive with 18 months of Base Salary.

(b) Equity Awards. Any equity awards previously granted to the Executive will be governed by the terms of the Plan and any applicable Grant Agreement.

(c) Benefit Continuation. The Employer shall continue all of the Executive’s benefits coverages and vacation accrual for the minimum notice period required by the ESA.

(d) Other. To the extent that the compensation and benefits set out above in paragraphs (a) through (c) do not fully satisfy the Executive’s minimum entitlements under the ESA, payment and provision of any additional compensation and benefits that are then required to be paid or provided to the Executive to satisfy the Executive’s minimum entitlements under the ESA. For clarity, in no case will the Executive receive less than the minimum payments and benefits that are then required to be provided to the Executive by the Employer upon such termination pursuant to the ESA.

The Executive agrees that, upon receipt of the payments and benefits outlined above as well as the Employer’s compliance with Section 7.03, the Executive shall not be entitled to any further payments or damages in respect of notice of termination, severance or separation pay of any kind, whether under statute, contract or common law. The Executive agrees that if the Executive’s employment with the Employer ceases as a result of the constructive dismissal of the Executive’s employment, then this section will govern and limit the Executive’s entitlements upon such constructive dismissal as if the Employer had terminated the Employee’s employment without Cause.

These termination provisions will continue to apply throughout the Executive’s employment with the Employer notwithstanding any changes to the Executive’s compensation, title, duties, or responsibilities.

7.03 Accrued entitlements

Regardless of the reason for the termination of employment, the Executive will be entitled to the following:

(a) Salary. The Employer shall pay the Executive’s Base Salary up to and including the Termination Date.

(b) All accrued but unused vacation as of the Termination Date.

(c) All unreimbursed proper business expenses incurred by the Executive as of the Termination Date.

(d) Any other payments and benefits required by the ESA.

(e) Short-Term Incentive. Subject to the terms of the Plan and any applicable Grant Agreement, the Employer will provide the Executive with any STI Bonus approved by the Board, but not yet paid or issued, for the year prior to the year in which the Executive’s employment terminates.

7.04 Change of Control

Subject to Section 7.06, if at any time during the term of this Agreement there is a Change of Control, and within twelve (12) months of such Change of Control,

(a) the Executive’s employment is terminated by the Employer without Cause, or

(b) the Executive resigns for Good Reason after (A) providing the Employer with at least fourteen (14) days’ written notice of the circumstances constituting Good Reason and (B) the Employer fails to remedy the circumstances constituting Good Reason within that time, then in lieu of the compensation and benefits set out in Section 7.02, the Executive shall be entitled to receive from the Employer the severance benefits set out in Section 7.02 above on the same terms and conditions specified therein, except that, (i) the compensation defined in Section 7.02(a) shall be increased to twenty four (24) months of Base Salary, and (ii) the Employer will provide the Executive with a lump sum payment equal to 2 times the Executive’s target STI Bonus, and (iii) notwithstanding Section 7.02(c), the Executive’s benefits coverage will be continued for twenty four (24) months following termination, conditional on such continuation being approved by the

Employer’s benefits provider or insurer and subject to any required exclusions to such continuation and the terms and conditions of the applicable plan(s), provided, however, that in no case will the Executive receive less than the Executive’s entitlements under the ESA. For benefits that cannot be continued through the entire 24 months, the Employer will pay the Executive the value of the premiums that would have been paid to the plans during the 24-month period.

Any equity awards issued to the Executive shall be governed by the terms of the Plan and applicable Grant Agreement.

All severance benefits shall be subject to withholding for applicable employment and income taxes.

Further, the severance benefits and other compensation outlined in Sections 7.02 and 7.04 are not cumulative, and the Executive will be entitled to receive benefits and compensation (if applicable) under either Section 7.02 or 7.04—but not both.

7.05 Effect of Termination

The Executive agrees that, upon termination of employment for any reason whatsoever, the Executive shall be deemed to have immediately resigned any position he may have as an officer, director, or employee of the Employer or any of its affiliates or related entities. Except upon the Executive’s death, the Executive shall, at the request of the Employer, execute all documents appropriate to evidence those resignations. The Executive shall not be entitled to any payments or damages in respect of these resignations in addition to those provided for herein.

7.06 Release

The Executive acknowledges and agrees that the compensation provided under sections 7.02 and 7.04 is reasonable and shall be in full satisfaction of all terms of the cessation of the Executive’s employment, and the Executive shall have no other entitlement (including to anticipated earnings or damages of any kind), whether under statute, contract, common law or otherwise. As a condition precedent to payment of any compensation under sections 77.02 and 7.04 to the extent that such compensation is in excess of the minimum requirements under the ESA, the Executive agrees to execute before a witness and deliver to the Employer a separation agreement and general release of all claims against the Employer, its affiliates, subsidiaries and their directors, officers, employees, shareholders and agents, in a form reasonably satisfactory to the Employer and within the timelines specified by the Employer. Except for the Accrued Entitlements in Section 7.03 and any

payments and benefits required by the ESA under the circumstances, no compensation will be due and payable to the Executive until after the Employer receives a fully executed original of such separation agreement and general release. Except for the Accrued Entitlements and any payments and benefits required by the ESA under the circumstances, any compensation due under this Agreement shall be made on the 60th day following separation from service, provided the release is effective on such date. Lump sum severance shall be paid no later than March 15 of the calendar year following the year in which Executive’s employment is terminated without Cause or for Good Reason or due to a Disability provided that the release described above has been received, subject to the requirements of the ESA.

Article 8

EXECUTIVE’S OBLIGATIONS FOLLOWING TERMINATION

Upon termination of this Agreement for any reason, the Executive covenants with New LAC as follows:

8.01 Non-competition

During the term of this Agreement and for twelve (12) months following termination of the Executive’s employment, the Executive shall not Compete within the Geographic Area. This section shall not be construed so as to restrict the Executive’s right to accept employment with or to engage in any business that is not Competitive with the Business of the Employer. Notwithstanding anything to the contrary herein, this Section 8.01 shall not apply following a termination of the Executive’s employment due to a Change of Control or resignation for Good Reason with respect to which Section 7.04 applies.

8.02 Non-solicitation of employees

During the Executive’s employment and for a period of twelve (12) months after termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly, on the Executive’s own behalf or on behalf of any Person, recruit, solicit, persuade or otherwise induce or attempt to recruit, solicit, persuade or induce any Person who is an employee of the Employer or its subsidiaries to terminate their contract of employment with the Employer.

8.03 Non-disparagement

Subject to Section 8.04, during the Executive’s employment and for a period of twelve (12) months following the termination of this Agreement, the Executive shall not make any statement criticizing the Employer or impairing the goodwill or reputation of the Employer, unless truthful and required by law.

8.04 Protected Rights

The Executive understands that (a) the Executive will not be held criminally or civilly liable under any federal, provincial or state trade secret law for the disclosure of a trade secret that is made in confidence to a United States or Canadian government official or to a lawyer solely for the purpose of reporting or investigating a suspected violation of law, (b) tthe Executive will not be held criminally or civilly liable under any trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (c) tan individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the lawyer of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

In addition, nothing in this Agreement shall prohibit the Executive from engaging in activity protected by applicable law.

8.05 Return of property

At the conclusion of employment, or at the Employer’s request during employment, the Executive shall promptly return to the Employer any Employer property in the Executive’s possession or control, including but not limited to any Confidential Information, assets, or any other documents or information, whether in physical or electronic form.

Article 9

RIGHTS AND REMEDIES

9.01 Survival

Section 5.02 (Assignment), Sections 5.03 (Waiver of moral rights), 5.04 (Obligation of confidentiality regarding Confidential Information), 5.05 (Use of Confidential Information), 5.06 (Required disclosure of Confidential Information), 6.01 (Employer Intellectual Property), 8.01 (Non-competition), 8.02 (Non-solicitation of employees), 8.03 (Non-disparagement), 11.06 (Governing law), 11.09 (Submission to jurisdiction) and the Executive’s obligations pursuant to the Compensation Recovery Policy shall survive the termination of this Agreement.

9.02 Severability

The invalidity or unenforceability of any particular term of this Agreement will not affect or limit the validity or enforceability of the remaining terms. If any provision of this Agreement is determined to be to be wholly or partially illegal, invalid, contrary to public policy or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be first amended to give it/them the greatest effect allowed by law and to reflect the intent of the parties. If this modification is not possible under applicable law, such term shall be deemed not to be a part of this Agreement and the remainder of this Agreement shall remain in full force and effect.

Article 10

PRIVACY

10.01 Personal Information

The Employee acknowledges that the Employer may collect, use and/or disclose the Employee’s personal information where it is reasonable for the purposes of establishing, managing or terminating the employment relationship, and in accordance with applicable privacy legislation and Employer policy.

The Employee further acknowledges that, in the course of employment, the Employee may obtain or control the personal information of employees, contractors, suppliers, customers, affiliates and other third parties. The Employee agrees to maintain and manage any such personal information in accordance with applicable Employer policy and legal requirements, and to immediately notify the Employer in the event of any unauthorized collection, use or disclosure of personal information.

10.02 Accessibility

The Employer is committed to providing its employees with an accessible workplace. If the Executive requires accommodation at any time during employment or requires information regarding the Employer’s accessibility policies and practices, the Executive should contact the Employer’s Human Resources department.

Article 11

GENERAL PROVISIONS

11.01 Entire agreement

Except for any other agreements mentioned above, which are incorporated by reference, this Agreement constitutes the entire agreement between the parties relating to its subject matter. This Agreement supersedes either previous discussions or agreements or both between the parties. There are no representations, covenants, or other terms other than those set forth in this Agreement.

11.02 Further assurances

Each party shall sign (or cause to be signed) all further documents, do (or cause to be done) all further acts, and provide all reasonable assurances as may be necessary or desirable to give effect to this Agreement.

11.03 Amendment

This Agreement may only be amended by a written document signed by each of the parties.

11.04 Binding effect

This Agreement inures to the benefit of and binds the parties and their respective heirs, executors, administrators and other legally appointed representatives, successors, and permitted assigns.

11.05 Notice

To be effective, a notice must be in writing and delivered (a) personally, either to the individual designated below for that party or to an individual having apparent authority to accept deliveries on behalf of that individual at its address set out below, or (b) by registered mail, or (c) by electronic mail to the address or electronic mail address set out opposite the party’s name below or to any other address or electronic mail address for a party as that party from time to time designates to the other parties in the same manner:

in the case of the Executive, to:

Kelvin Dushnisky

Email:
in the. case of New LAC, to:

Email:

11.06 Governing law/Venue

This Agreement is governed by and is to be considered, interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. This venue provision is mandatory.

11.07 Counterparts

This Agreement may be signed in any number of counterparts, each of which is an original, and all of which taken together constitute one single document. Counterparts may be transmitted by fax or in electronically scanned form.

[Remainder of page intentionally blank and signature page follows]

This Agreement has been executed by the parties with effect as of the date first written above.

LITHIUM AMERICAS CORP.

	By:	/s/ Yuan Gao
Name: Yuan Gao
Title: Lead Independent Director

Witness Signature
Name:
(Please print)
Address:

/s/ Jonathan Evans		/s/ Kelvin Dushnisky
KELVIN DUSHNISKY